UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2017

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2017, the Company entered into (i) a Securities Purchase Agreement (the “Fosun Purchase Agreement”) with Fosun International Limited and its wholly-owned subsidiary (“Fosun”) and, separately, (ii) a Securities Purchase Agreement with entities affiliated with Acuta Capital Partners, Kearny Venture Partners, L.P. (“Kearny”), Ghost Tree Capital and venBio (the “Other Investors,” and together with Fosun, the “Investors”). The foregoing agreements are referred to herein as the “Purchase Agreements”. Kearny is affiliated with Dr. Caley Castelein, a member of the Company’s Board of Directors.

Pursuant to the Purchase Agreements, the Company sold an aggregate of 8,382,643 shares of its common stock for aggregate gross proceeds of approximately $50 million (the “Offering”). The purchase price for each share was $5.95, except that the purchase price paid by Kearny was $6.44 per share, equal to the closing price of the Company’s common stock on the NASDAQ Global Market on October 24, 2017. The Offering was made pursuant to a prospectus supplement to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-217416). The closing of the Offering occurred substantially contemporaneously with the execution of the Purchase Agreements on October 23, 2017. Immediately following the closing, Fosun beneficially owned 9.9% of the Company’s outstanding shares of common stock.

Pursuant to the Fosun Purchase Agreement, the Company agreed to (a) appoint a representative of Fosun as a non-voting observer to the Board of Directors and (b) after the date, if ever, that Fosun beneficially owns at least 15% of the Company’s then-outstanding shares of common stock, appoint a representative of Fosun as a director of the Company upon Fosun’s request. Such rights expire on the first date that Fosun ceases to own at least 90% of the shares it purchased in the Offering. The Purchase Agreements contain lockup provisions restricting the Investors from selling, transferring or otherwise disposing of the purchased shares for a period of 180 days after the closing, subject to certain exceptions. The Investors are also subject to standstill provisions restricting them from acquiring beneficial ownership of more than 19.9% of the Company’s then-outstanding shares of common stock, entering into business combinations with the Company, engaging in proxy solicitations or taking certain other actions with respect to the Company and its stockholders for a period of one year after the closing. The Purchase Agreements contain customary representations and warranties by the Company.

In connection with the Purchase Agreements, the Company also entered into a Registration Rights Agreement with Fosun and, separately, a Registration Rights Agreement with Kearny (the “Registration Rights Agreements”). Pursuant to the Registration Rights Agreements, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 60 days after the closing of the Offering for purposes of registering the resale of the shares purchased by Fosun and Kearny and any shares of common stock issued as a dividend or other distribution with respect to the shares. The Company agreed to use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 150 days after the closing of the Offering. The Company also agreed, among other things, to indemnify the selling holders under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s obligations under the Registration Rights Agreement.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Purchase Agreements and the Registration Rights Agreements, copies of which are attached hereto as exhibits to this report.

Item 7.01	Regulation FD Disclosure.

On October 24, 2017, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transactions described in this report.

The information in this Item 7.01 of this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act, or incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

5.1	Opinion of Davis Polk & Wardwell LLP

10.1	Securities Purchase Agreement, effective October 23, 2017, by and between ViewRay, Inc., Strong Influence Limited and Fosun International Limited

10.2	Securities Purchase Agreement, effective October 23, 2017, by and between ViewRay, Inc., and the Investors named therein

10.3	Registration Rights Agreement, effective October 23, 2017, by and between ViewRay, Inc. and Strong Influence Limited

10.4	Registration Rights Agreement, effective October 23, 2017, by and between ViewRay, Inc. and KVP Capital, LP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

99.1	Press release dated October 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Date: October 24, 2017	By:	/s/ Ajay Bansal
	Name:	Ajay Bansal
	Title:	Chief Financial Officer